Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended September 30, 2003

Item 77K
The Audit Committee of the Board of Directors of Artisan Funds, Inc. approved the dismissal of PricewaterhouseCoopers LLP and approved
Ernst & Young LLP as the Funds' independent auditors on August 26, 2003. PricewaterhouseCoopers LLP issued unqualified opinions on the financial statements of Artisan Funds, Inc. for the years ended June 30, 2003 and 2002. There were no disagreements with PricewaterhouseCoopers LLP during the registrant's two most recent fiscal years or through August 26, 2003 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Registrant has requested PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers LLP agrees with the statements contained above. A copy of the letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission is filed as an exhibit hereto.